UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 28, 2021

Oncternal Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50549	62-1715807
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12230 El Camino Real Suite 300 San Diego, CA 92130 (858) 434-1113

(Address and zip code; telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ONCT	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2021, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Oncternal Therapeutics, Inc. (the “Company”) and pursuant to the Company’s Amended and Restated Bylaws, the Board approved an increase in its authorized size from nine members to ten members and appointed Rosemary Mazanet, M.D., Ph.D. as a Class I director of the Company, with an initial term expiring at the Company’s 2023 Annual Meeting of Stockholders, to fill the vacancy created by the increase. The Board has also appointed Dr. Mazanet to serve on the Scientific and Development Committee of the Board.

Dr. Mazanet, 65, has served since June 2015 as the Chair of the Scientific Advisory Board and since September 2017 as Chief Science Officer for Columbia Care, Inc. She has served as Clinical Advisor to many companies and funds through her consultancy business, R Mazanet LLC, which she has managed as President since May 2004.  Dr. Mazanet also has experience in public equity markets as the Managing Partner at Apelles Investment, LLC from 2007 to 2014, and as the Head of Research at Oracle Partners LP from 1998 to 2004.  Prior to her public equity work, Dr. Mazanet worked at Amgen, Inc., where she led Clinical Development teams that conducted successful development programs leading to product approvals.  Dr. Mazanet served as a director of GTx, Inc. from January 2002 to June 2010, prior to the completion of its merger with the Company in June 2019. Dr. Mazanet has served as a Trustee at the University of Pennsylvania Health System since July 2002, and as the Chair, Executive Advisory Board for the Wharton Leonard Davis Institute since December 2020. Dr. Mazanet holds a B.A. in biology from the University of Virginia, and an M.D. and Ph.D. from the University of Pennsylvania.  Dr. Mazanet trained as an internist and oncologist in the Harvard Hospitals.

In connection with her appointment to the Board, Dr. Mazanet received an option to purchase 30,000 shares of common stock of the Company with an exercise price equal to $5.33, the closing sales price of the Company’s common stock on the date of grant.  The option award has a term of ten years from the date of grant and will vest and become exercisable in 36 substantially equal installments on each monthly anniversary of the date of grant, subject to Dr. Mazanet’s continued service on the Board through the applicable vesting date. Dr. Mazanet will also receive cash compensation for her service on the Board in accordance the Company’s non-employee director compensation program as in effect from time to time, as most recently described in the definitive proxy statement on Schedule 14A for the Company’s 2020 Annual Meeting of Stockholders filed with the Securities and Exchange Commission (“SEC”) on April 29, 2020. Dr. Mazanet will enter into the Company’s standard form of Indemnification Agreement, which was filed as exhibit 10.31 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 16, 2020.

There is no arrangement or understanding between Dr. Mazanet and any other person pursuant to which Dr. Mazanet was appointed as a director. Dr. Mazanet is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended. The Board has determined that Dr. Mazanet is an independent director in accordance with the listing requirements of the Nasdaq Stock Market.

On January 28, 2021, the Company issued a press release announcing Dr. Mazanet’s appointment to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No	Description

99.1	Press Release dated January 28, 2021
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oncternal Therapeutics, Inc.

Date: January 28, 2021	By:	/s/ James B. Breitmeyer
Name: James B. Breitmeyer
Title: Chief Executive Officer

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